Exhibit 10.36

2025 Bonus Plan
Overview

The 2025 Cardlytics Bonus Plan (“Bonus Plan”) outlines the terms for a cash bonus that may be awarded to certain employees for helping Cardlytics, Inc. (“Company”) reach its corporate goals and in recognition of their personal performance during the year. All bonuses earned are paid as lump-sum payments after the conclusion of the 2025 annual review process.

Bonus Plan Components
The 2025 Cardlytics Bonus Plan is made up of three (3) components: Billings, Adjusted EBITDA, and Individual Performance. Each component ties to one-third of an employee's bonus target.

Over-performance: In the event that a certain component is met in excess of the target, an employee may receive a higher payout for that component, but not to exceed 150% of the target.

Under-performance: Conversely, in the event that a certain component is not met, the employee may only receive a percentage of the target payout, from 0% to 99%, depending on Company financial performance or individual performance, as applicable.

Billings
One-third of an employee's 2025 bonus target will be paid out upon the Company meeting its 2025 Billings goal.

Adjusted EBITDA
One-third of an employee's 2025 bonus target will be paid out upon the Company meeting its 2025 Adjusted EBITDA goal.

Individual Performance
One-third of an employee's 2025 bonus target will be paid out upon the employee meeting their 2025 individual performance expectations, as determined by the Company after receiving input from the employee’s manager and colleagues. Note that this component may not pay out in the event the Company does not meet certain minimum financial performance milestones in 2025.

Terms & Conditions

•The Bonus Plan applies to all employees of the Company and its subsidiaries who are not on a commission plan, unless otherwise dictated by the Company, and is to be interpreted consistent with your employment agreement.

•Employees hired at any point between January 1, 2025 and September 30, 2025 will receive a pro-rated annual bonus based on their time served during 2025.

•Employees hired on or after October 1, 2025 are not eligible for the 2025 bonus.

•Employees who switch from the Bonus Plan to a commission plan, or vice versa, in 2025 are eligible for a prorated 2025 bonus based on the portion of the year they were bonus eligible, unless otherwise dictated by the Company.

•Your bonus percentage is based upon your job level at the Company and can be located in Workday’s Compensation tab in your Workday profile.

•If you are promoted during the year, your target bonus will be a time-weighted average of your old and new target bonus.

•The specific date on which bonuses are paid shall be determined by the Company in its sole discretion.

•The bonus has historically been paid after the 2025 annual review process has concluded, near the end of the first quarter.

•All bonus payments are subject to applicable federal, state and local tax withholdings.

•Any individual employee’s participation in the Bonus Plan is subject to the Company’s discretion, and any decisions by the Company regarding an employee’s participation, or lack thereof, in the Bonus Plan are final.

•An employee must be actively employed at Cardlytics on the bonus payout date in order to be eligible for any bonus payment.

•Individuals who are not employed by Cardlytics on the bonus payout date are not eligible to receive the bonus.

•The Bonus Plan, its guidelines, and any individual employee’s participation are all subject to modification or termination, in whole or in part, at any time at the sole discretion of the Company.

•The Company’s calculation of any bonus payments, and any interpretations of the Bonus Plan, are final in all respects.

•The Bonus Plan does not create a contract of employment or a contract for pay.